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                                                                  EXHIBIT 23.1





                          INDEPENDENT AUDITORS' CONSENT




To the Board of Directors of
CorVu Corporation:

We consent to incorporation by reference in the registration statements 333-43718 and 333-70376 on Form S-8 of CorVu Corporation of our report dated September 18, 2000 relating to the consolidated balance sheet of CorVu Corporation and subsidiaries as of June 30, 2000 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in the June 30, 2001 annual report on Form 10-KSB of CorVu Corporation.

Our report dated September 18, 2000 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a working capital deficiency and has a stockholders' deficit which raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                               /s/ KPMG LLP



Minneapolis, Minnesota
October 15, 2001